Exhibit 99.1

CEVA Sharpens Focus on Digital Signal Processors, Updates Q4 Guidance, and Targets Profitability in 2004

San Jose, CA—December 16, 2003—CEVA, Inc. (NASDAQ: CEVA; LSE: CVA), the leading licensor of Digital Signal Processor (DSP) cores and integrated applications to the semiconductor industry, will host a strategy presentation and call at 11.30am EST, 8.30am PST, and 4.30pm GMT today, Tuesday December 16. The management of CEVA will outline the company’s business and product strategy; update fourth quarter guidance; provide 2004 outlook; and provide an estimate of restructuring charges to be incurred in connection with the realignment of the company’s business to support the long-term strategic goals of CEVA.

“Through an extensive strategy review, we have evaluated all our business units in light of both their ability to enhance our DSP offerings and to contribute to profitability. As a result, we have eliminated some non-strategic products and realigned business structures, resulting in a more cost-efficient organization focused on DSP, one of the semiconductor industry’s fastest growing markets,” said Chet Silvestri, CEO of CEVA. “With these changes, we are confident that we can achieve our corporate goals of growth, profitability, and leadership in DSP.”

Strategy Presentation

At today’s presentation, management will outline how the company plans to capture increased share of the growing DSP market. The webcast will highlight CEVA’s unique ‘DSP Total-Solution’ offering; the recently launched CEVA-X architecture; and the company’s current and planned portfolio of Xpert Open Framework and Xpert Application IP that build around CEVA DSPs.

Fourth Quarter 2003 Guidance

In the quarter the company has completed its first CEVA-X license with a world leading cellular handset company. In addition, CEVA has licensed the manufacturing rights to its hard-IP business and exited this business. The company anticipates potential upside to the previous revenue guidance from $9.3 million to the range of $9.5 million to $9.8 million. Gross margins are anticipated in the range of 80% to 85%. Operating expenses are anticipated in the range of $8.5 million to $9.0 million.

As outlined on the company’s third quarter conference call, CEVA has implemented a realignment program in the current quarter to focus the organization on DSP technologies and profitability in 2004. It is anticipated that the company will incur a restructuring and asset impairment charge in the fourth quarter 2003 ranging between $8 million and $9 million; of which it is anticipated that approximately $3 million will be a cash charge incurred in the current quarter.

“The programmable DSP market is forecast to grow strongly, driven by growth in the high-volume, high-value cellular and digital multimedia markets,” said Christine Russell, CFO of CEVA. “For 2004, CEVA anticipates a 20 per cent growth in our DSP licensing business. Overall CEVA anticipates modest growth in revenues in 2004, after factoring in the loss of revenues from discontinued standalone products. With our realignment now complete, the company is targeting profitability in 2004.”

Webcast and Conference Call Details:

The management of CEVA will host a strategy presentation at 11.30am EST, 8.30am PST, and 4.30pm GMT today, Tuesday December 16.

Webcast presentation

The presentation will be available to view during the call via www.ceva-dsp.com. Please log into the presentation five minutes before the call commences and link to the slide show.

Audio Participants

To listen to an audio of the presentation, please dial into the conference call numbers provided below.

Live conference call dial in numbers

US Participants Telephone: +1 866 629 0054

UK/European Participants Telephone: +44 1452 569 340

Conference call recording

If you cannot join the call, you can listen to a recording, which will be available approximately one hour after the call and for five working days after the call.

Conference call recording dial in numbers

US Telephone: +1 706 645 9291. Access code: 4171327#

UK/European Telephone: +44 1452 55 00 00. Access code: 4171327#

About CEVA, Inc.

Headquartered in San Jose, CEVA (NASDAQ: CEVA and LSE: CVA) is the leading licensor of DSP cores and integrated applications to the semiconductor industry. CEVA markets a portfolio of DSP IP in three integrated areas: CEVA DSPs; CEVA-Xpert Open Framework Environment; CEVA-Xpert Applications; supported by Xpert-Integration services. CEVA’s products are used in over 60 million devices each year. The company was formerly known as ParthusCeva, Inc. For more information, visit www.ceva-dsp.com.

Safe Harbor Statement

Various statements in this press release concerning CEVA’s future expectations, plans and prospects are “forward-looking statements”, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those stated. Any statements that are not statements of historical fact (including, without limitation, statements to the effect that the company or its management “believes”, “expects”, “anticipates”, “plans” and similar expressions) should be considered forward-looking statements. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described, including the following:

•	The industries in which we license our technology are experiencing a challenging period of slow growth that has negatively impacted and could continue to negatively impact our business and operating results;
•	The markets in which we operate are highly competitive, and as a result we could experience a loss of sales, lower prices and lower revenue;
•	Our operating results fluctuate from quarter to quarter due to a variety of factors including our lengthy sales cycle, and are not a meaningful indicator for future performance
•	We rely significantly on revenue derived from a limited number of licensees; and
•	Other risks discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors that Could Affect Our Operating Results,” in our quarterly report on Form 10-Q for the third quarter of 2003, filed with the U.S. Securities and Exchange Commission on November 13, 2003.

Contacts:

CEVA, Inc.

2033 Gateway Place, Suite 150

San Jose, California 95110

Barry Nolan

Tel: US +1-408-514-2929

Tel: Europe +353-1-4022566